Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

Rob Fink, Managing Partner, FNK IR

John Merrill, Chief Financial Officer

Randy Fields, Chairman and Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Tom Forte, D.A. Davidson

P R E S E N T A T I O N

Operator

Greetings, and welcome to Park City Group Fiscal Fourth Quarter and Full Year 2021 Earnings Call.

As a reminder, this conference is being recorded.

I'd now like to turn the conference over to your host, Rob Fink.

Rob Fink

Thank you, Operator.

Good afternoon, everyone. Thank you for joining us today for Park City Group's Fiscal Fourth Quarter and Full Year Earnings Conference Call. Hosting the call today are Randy Fields, Park City Group's CEO and Chairman, and John Merrill, Park City Group's CFO.

Before we begin, I would like to remind everyone that this call could contain forward-looking statements about Park City Group within the meaning of the Private Securities Litigation Reforms Act of 1995. Forward-looking statements are statements that are not subject to historical facts. Such forward-looking statements are based on current beliefs and expectations. Park City Group Management are subject to risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. Such risks are fully disclosed in the Company's filings with the Securities and Exchange Commission. The information set forth herein should be considered in light of such risks.

Park City Group does not assume any obligation to update information contained in this conference call.

Shortly after the market close today, the Company issued a press release overviewing the financial results that will be discussed on today's call. Investors can visit the Investor Relations section of the Company's website at parkcitygroup.com to access this press release.

With all that said, I would now like to turn the call over to John Merrill.

John, the call is yours.

John Merrill

Thanks, Rob, and good afternoon, everyone.

We continue to execute on our stated strategy, delivering another profitable quarter and year of growth. We've established a profit-oriented business model with significant recurring revenue, low fixed costs, and a growing operating margin. Our business is now easy to model, and on an annual basis, we have significant confidence in consistent growth. Each incremental dollar from here largely falls to the bottom line, meaning our profitability will grow substantially faster than our revenue, as it did in the fourth fiscal quarter and all of last year. This yields a strong free cash flow.

Highlights of the fiscal year ended June 30 are as follows.

Recurring revenue for our SaaS business, which includes compliance and supply chain, was up 11% to $17.7 million.

Recurring revenue as a percentage of total revenue increased from 80% to 84%.

Our annual recurring revenue run rate, or ARR, as of June 30, 2021, was $18.4 million – a baseline of recurring revenue for Fiscal 2022.

MarketPlace revenue increased 11% to $3.2 million.

With across-the-board growth, total revenue increased 5% to $21 million.

SG&A expenses decreased 5% against the 5% revenue growth.

Net income increased 158% to more than $4.1 million.

Cash from operations grew to $5.4 million, up 29%,

And we ended the year with $24 million in cash or approximately $1.23 per share.

We have successfully built a scalable, profitable and growing business made up of two components: a recurring SaaS business, and a transactional MarketPlace business. We continue to drive both components with a modest SG&A cost structure, which enables us to grow our bottom line faster than our top line. Our MarketPlace offering has matured and its value to our customers has been proven, albeit with a significantly less contribution margin.

In order to improve the margin of MarketPlace, we are planning some structural changes in how we go to market to bring its contribution more in line with our SaaS offerings. In other words, we intend to convert MarketPlace from a transactional, highly unpredictable business to a software-as-a-service comparable to our compliance and supply chain offerings. We were successful at converting $5 million to $6 million a year in one-time license and service revenue to SaaS, so I'm confident over the course of time we can do the same with MarketPlace. In the meantime, MarketPlace remains largely transactional and unpredictable.

As mentioned, our full year recurring revenue at June 30 was $17.7 million. Our annualized recurring revenue exit rate at June 30, 2021, was $18.4 million for Fiscal 2022, assuming no growth. Our stated goal, as we have said in the past, is to grow recurring revenue by 10% to 20% per year. As we have experienced very low attrition and we are effectively at a 100% recurring revenue for the software side of the business, our base recurring revenue is now highly predictable. Furthermore, our sales team is incentivized on growing recurring revenue beyond the base.

We operate our cash fixed costs of $12 million per annum, absent MarketPlace. With $17.7 million in recurring revenue against $12 million in cash costs, we are structurally a profitable Company. This is reflected in our $5.4 million cash generated from operations. As I've said before, about 80-85 percent of any incremental SaaS revenue over the $12 million base falls to the bottom line, as we can scale our revenue with very little incremental costs. MarketPlace on the other hand roughly provides a 5% to 10% contribution margin. It's not the software side of the business at north of an 80% margin, but it does meet a customer demand despite its long-term uncertainty. Our customers really like the service and we believe a subscription model similar to an Amazon Prime will be well received.

To summarize, we have a combination of solutions that enables customers to be compliant, provide more actionable visibility into their supply chain, replace vendors, and source hard to find items. More now than ever before we are an important resource for our customers, simultaneously driving top-line revenue growth, profitability, and cash.

Turning to the quarterly numbers, Fiscal Year 2021 fourth quarter revenue was $4.6 million, down 20.5% from $5.8 million in the same quarter last year. The decrease was due to lower transactional MarketPlace revenue. At the height of COVID, many of our MarketPlace customers demanded nitrile gloves and masks. As the larger pandemic concern has abated over the last six months, so has the demand for hard-to-find COVID-related items. Again, MarketPlace is transactional revenue, highly unpredictable, but does fill a customer demand.

Total operating expense decreased 35% from $5.3 million in Q4 2020 to $3.4 million in Q4 2021. The decrease in total operating expenses reflects largely a $2 million decrease in the cost of goods sold, associated with lower MarketPlace revenue. Sales and marketing expenses increased from $1.3 million in Q4 2020 to $1.4 million in Q4 2021. This 8% increase was the result of an increase in sales travel, trade shows and other sales-related costs as longer-term COVID concerns slowly continue to abate.

G&A costs increased from $1.4 million in Q4 2020 to $1.6 million in Q4 2021. This was primarily the result of an increase in higher liability insurance costs and an increase in the reserve for doubtful accounts. As I have said in previous calls, while we have not experienced a significant customer default, we believe it is prudent to increase our reserves, given some delayed payments we received and given the ongoing disruptions in the supply chain have affected some customers more than others.

For the fourth quarter of Fiscal 2021, GAAP net income was $1.2 million or 26.1% of revenue versus $480,000 or 8.3% of revenue. Net income to common Shareholders was $1 million or $0.05 per common share versus $333,000 or $0.02 per common share in the same period in Fiscal 2020.

Turning to the full year numbers. For the year ended June 30, 2021, total revenue was $21 million compared to $20 million last year. This 5% increase in revenue is due to both growth in recurring subscription revenue and MarketPlace revenue. Full year recurring revenue growth in the software business was 11%. MarketPlace growth was 10.6%. Cost of services and product support was $6.9 million compared to $7 million last year. This modest decrease is primarily the result of higher expense associated to MarketPlace and the sales of PPE, partially offset by lower overall development costs, a reduction in outside consulting services and other cost cutting measures implemented in response to COVID.

While we've experienced a significant increase in MarketPlace revenue and cost during the pandemic due to demand in PPE, it is unclear what level of ongoing MarketPlace costs we may experience if the pandemic continues to abate.

Sales and marketing expenses were $5 million compared to $5.8 million last year, a 15.6% decrease. The decrease is due to a reduction in trade show expense and lower overall sales and marketing expenses, particularly travel expense.

G&A expense was $5.2 million compared to $4.9 million last year, a 5.4% increase. G&A expense increased year-over-year due to an increase in bad debt expense and higher insurance costs. These increases were partially offset by lower general overhead due to cost cutting measures and natural reductions due to our work from home status since April of 2020.

For the year ended June 30, 2021, GAAP net income was $4.1 million compared to $1.6 million for the same period of Fiscal 2020. This 158% increase in net income is largely due to an increase in revenue and lower SG&A expenses. Fiscal 2021 net income to common Shareholders was $3.5 million or $0.18 per common share compared to $1 million or $0.05 per common share for the same period in 2020.

Turning now to cash flow and cash balances. For the Fiscal Year 2021, we generated cash from operations of $5.4 million compared to $4.2 million last year, an increase of 29%. Total cash at June 30, 2021, was $24 million compared to $20.3 million at the end of Fiscal Year 2020, an 18% increase.

With respect to our stock buyback program, as we said during the height of the pandemic, we made the prudent decision to halt our buyback program. We recommenced the program in the third fiscal quarter and continued our activity in the fourth quarter, repurchasing 126,927 shares at an average price of $6.30 per share for a total of $800,000.

As our business in its current and future cash flows have continued to increase in their visibility and likelihood, the Board decided to increase the size of our buyback by $10 million. This takes our total authorization to $12 million. As said before, we believe our stock, given the predictability of business, continues to be a very good long-term investment for us and our Shareholders.

Thanks, everyone, for your time today, and at this point, I'll pass the call over to Randy.

Randy.

Randy Fields

Thanks, John.

To sum up the year, we grew our recurring revenue by 11%. We more than tripled our net income to common Shareholders. We generated more than $5 million of cash and we ended the year with more than $24 million of cash. Our annualized recurring revenue run rate at the end of the fiscal year was $18.4 million, which more than covers our cash SaaS expenses of $12 million. It should be noted that we achieved all of this during the most significant disruption of our lifetime, a global pandemic.

The results again demonstrate the progress we've made in building the predictable earnings model of the Company. Our model we believe is the definition of sustained profitability and cash flow. There is no doubt that the pandemic is continuing to impact our business. Our customers are once again battling supply chain issues and shortages, and now they have a new challenge to face. In the last call, we mentioned the proposed FDA food traceability requirement of the Food Safety Modernization Act, or FSMA. This is a new and frankly burdensome regulation for our customers.

This new rule is proposed with aggressive deadlines, an aggressive phase-in period, and very few exceptions. In short, the proposed rule imposes new requirements on those who manufacture, process, pack or hold foods on the food traceability list and requiring them to create and to store literally mountains of records. The effect of the rule is to make compliance using paper-based systems nearly impossible and simultaneously massively increase requirements for data retention and data exchange; think literally tens of billions of new records, our core competency.

At the outset, Rule 204, as it's called, will only relate to certain high-risk products in 15 categories, things like soft cheeses, produce. And it doesn't matter whether they're sold standalone or used as ingredients; think tomatoes, for example. As products using these fruits, vegetables, etc., move through the supply chain, each step is required to add additional record keeping and/or record exchange with other businesses in its supply chain. It's also clear the FDA intends to expand this initiative over time.

The FDA has explicitly said they hope the concept is adopted industry wide, covering nearly everything. Simply put, the opportunity here is not just large, but our customers need us to help. Since we already do track and trace affordably and at scale as part of our supply chain platform, this is right in our wheelhouse. In fact, we're the obvious vendor to address it. We have the technology needed to do the record retention and data exchange. We have the industry knowledge, we have the largest in place network of suppliers and our customers. It's perfect and we're using our already developed existing platform.

Our plan for traceability is simple, make it very low cost and very easy to adopt, make it a simple expansion of our existing compliance and supply chain offerings. In short, it's an add-on to what we do now for our customers; but the industry needs this soon and will have no choice but to adopt some technology. The current fiscal year will be about lining this all up. We anticipate little revenue from traceability in this year; but longer term, we expect that this initiative could add to our already expected top-line revenue growth at 10% to 20% a year.

The uncertainty of the timing, etc., is obviously still there, but this is likely to be a win. We are the experts in compliance. We are exclusively endorsed by industry leaders and we have built the industry's largest database of compliance suppliers. We are the ideal partner to help our customers address the challenge. The FDA's urgent timeline makes this a top priority for us, for our customers, and our suppliers. People are concerned; in fact, the press is interested in the problem. Incidentally, there'll be a nice interview on MorningNewsBeat tomorrow, Wednesday, which is really kind of the food industry insiders' daily update. It's worth looking at.

We've made the prep in the rollout of traceability an all-hands-on-deck priority. There are some differences in our marketing strategy and execution strategy that we need to work on. We're organizing ourselves around that. Will this solution become an increasingly important part of our compliance offering? Will it become a fourth leg of our stool? Time will tell. But this will be the key focus of our fiscal year and a possible driver for growth for us in the years to come.

To ensure getting proper focus on this product, we're taking a hard look at some of our legacy offerings and making some calculated adjustments. We're going to sunset one of our offerings that doesn't seem to have the upside potential of track and trace and we're slowly beginning to convert MarketPlace into a recurring subscription offering. In fact, we already have a couple of subscribers so far, and obviously we expect more over time.

With all of these factors in mind, Fiscal '22 looks very good from where we are right now. Our Tier 2 initiative continues to see growth and our supply chain is also showing favorable signs of being a priority with our customers. We do believe that we're on course to achieve our recurring revenue goal of 10% to 20% for Fiscal '22, barring any worsening supply chain disruption in the global economy. Simultaneously, we've continued our focus on tight expense control.

Because of our business model, our bottom-line growth will obviously be much higher than our top-line growth. After successfully transitioning virtually all of our software one-time revenue, we now enjoy a highly visible SaaS revenue stream that more than covers our fixed cash costs. This does generate a structural systemic and consistently profitable and predictable cash flow for us. As a result, we've decided to repurchase even more shares. Specifically, the Board has approved a very significant increase in our current buyback, up to an additional $12 million in shares.

In short, we're putting our money…well, you know, the rest. Our key goals for the next fiscal year, or rather the current fiscal year, are, one, to perfect the introduction of our track and trace solution to be ready for Fiscal Year 2023 expansion; continue to work on cross-selling to further deepen our relationships with our customers; continue to add some additional modules to our existing applications; a number of the cross-selling opportunities that we've looked at are moving along, our out of stock offering, for example, is doing very well. One of our largest customers in that domain has just significantly expanded their work with us.

Finally, we're going to continue to generate additional profitability, drive cash, and buy back more stock. So, in my view, we're in a great position for success in Fiscal '22 and beyond, and as a leader, we're uniquely poised to help the industry address this new FDA challenge that in turn creates more opportunities for us.

With that, I'd like to now open the call for questions. Operator?

Operator

Thank you. Our first question is from Victoria James with D.A. Davidson. Please proceed.

Tom Forte

Great. Hi, it's Tom Forte on for Davidson.

Randy and John, well, the first question I have for you is, you sort of talked about this Randy in your opening remarks, but can you give us a sense of the current state of distraction for your core customer, the food service retailer?

Randy Fields

Thank you, Victoria. Sorry, Tom, I couldn't resist.

The obvious problem that you're reading about, everyone is seeing, in supply chain is a distraction. There's no doubt about it. Costco now is limiting toilet paper. There is a reality that our customers have to take care of their customers first and themselves second. The question is, how long will this persist? This is certainly not a new normal as in this last year’s, but I would imagine that, frankly, until spring or so their distraction should continue. We've baked that into our view of the year.

At the same time, the FDA concern with traceability is moving along. In fact, reasonably speaking, it's probably moved as far as it has because people are distracted, and when this set of regulations was actually proposed last year, in 2020, I suspect the industry distraction with shortages, etc., kept the commentary to the FDA at very low levels. So, it's on its way. It's going to happen. So, people will just have to find the bandwidth to focus on it. We’ve baked that into our forecast, but clearly the supply chain problems you're reading about are real. We see them everywhere.

Tom Forte

Excellent, thanks. I have a couple more questions, Randy. The next one is, I think it's interesting that you're going to pivot MarketPlace to more of a recurring revenue type model. Can we then assume that any new product introductions in the future will also have an emphasis on the current revenue?

Randy Fields

Absolutely. I think really there's two or three issues to think about. Were it not for this issue of track and trace, which is going to be enormous—it’s not just enormous in terms of opportunity, but the changes that it will create in the supply chain are unlike anything we have ever seen. We do not believe that the industry is ready for it. We believe that the perturbations will be large and that the scramble over time to be compliant, do the right thing, etc., is going to be a real challenge for the whole industry, the largest industry in the world. Given that, I think our reality is that we just cannot focus on all of the things that we are doing.

We took something that has great potential, MarketPlace, and we have to find another way to do it for the next period of time, maybe forever, that requires less focus on our part, is a little bit easier to execute. Simultaneously, we have a product that we've successfully sold and implemented in the past that's actually quite a good product. If we had infinite resource from a human perspective—it's not a cost thing; it's just the human part of it—we'd probably pursue it. But for now we're just going to walk away.

You're exactly right, we're in the SaaS business, so going forward I think you'll see things that we do have that SaaS component to really enable us to keep one simple business model in mind.

Tom Forte

Great. All right. Two more, Randy. I'll ask one, I guess, and then I'll ask the other one. You mentioned Costco, and if you look at Costco's last three quarters, they've raised their expectations as far as the implications of inflation on their results. How do you think about inflation affecting food retailers, and then how it therefore would affect Park City Group?

Randy Fields

Yes, inflation. I hesitate to contradict experts like Chairman Powell, but it isn't going away. It's now here, it's now been embedded. And the future look because of the cost pressures are also there. I think Powell may have been thinking about the monetary side of inflation. Well, this is going to be cost push. I saw a recent example where a year ago the cost of moving a container from Asia to, let's say, New York, pick a number, was like $2,000, and that same container today is $16,000. There's a bit of inflation in that.

That means that everything that's inside that container is going to have to absorb that very substantial, incremental cost. The fact is transportation costs are going up. You can call it shortages, doesn't matter. Food is transportation intensive, obviously. Those costs as they continue to work their way through the system are going to have to get reflected. There's not much room in the food business to absorb cost increases. It's a low-margin business end to end.

The truth is, as you watch the inputs go up in price, you can expect consumer prices to tag along with it. The implications for us are really pretty much neutral. The reality is inflation is generally not a strong negative in the food industry. They're fast turn items, so you have a chance to stock up at today's prices, sell them soon at tomorrow's prices. So, it tends to help food retailers. I wouldn't want to be in the business of having slow moving products; but for the most part, this is a fast moving business. So, it'll generally be good for our customers. Things that are good for our customers therefore tend to be very good for us also.

Tom Forte

Wonderful. All right. Last one and I can't think of, Randy, the perfect way to ask this question, so I'll ask it imperfectly. I apologize.

One of the things that your Company has done so well is enable your core customer to better compete against Amazon. When your core customer, I guess, is less afraid of Amazon, is that a net negative for you? How should we think about the fear of Amazon and how well it's motivating your core customer right now to more warmly embrace technology? And if they are less afraid of Amazon, is that a problem?

Randy Fields

Well, I'm not sure that it's any longer a fear of Amazon. That began to recede really several years ago. The fear in the industry was, is online-ness going to be the way that groceries are done. In other words, take Amazon out of the equation. It was how much online business are we going to have to do? How do we do that? Now, increasingly, how do we do it and not have huge margin contraction, which in the 1% business you can ill afford. Now, mercifully, what's happened is much of the move to online-ness was driven by the obvious pandemic, and that's going to recede a bit.

I suspect that we're going to see the fear of online-ness, meaning it's going to take away from the core business for retailers, abate. I think they're going to learn to make adjustments in the online world, and frankly, that creates what's called Omnichannel, which is really good for us. A number of our customers do Omnichannel, meaning that they've got inventory issues that they have to manage on both the online side of their business in store. There's a lot of complexity with that, and we help them with that complexity.

I'm not sure that there's any real impact. I don't think it's really so much Amazon-driven as it is is the world going to suddenly shift completely to online and how do we compete. I'm sure you saw it, but now Amazon is introducing delivery charges to Whole Foods. So much of what Amazon thought that it could do—or we imagined thought; we’re not psychic. But so much of what we thought and feared from Amazon as an industry, it turns out there's no magicians there, that the costs are the costs, they don't have distribution advantages, etc., and now they're finding obviously that delivering Whole Foods multiple times per week to people included in Prime doesn't work out economically.

I think that the Amazon threat per se is less important. Our customers are less fearful; less fear is actually probably good for us on balance.

Tom Forte

Excellent. Randy and John, thank you for taking our questions.

Randy Fields

Thanks, Tom.

Operator

Thank you. Ladies and gentlemen, there are no further questions at this time. I'd like to turn the call back to Randy Fields for any closing remarks.

Randy Fields

No, I really don't have anybody to call on for questions, so we'll wrap it up and thank everyone for taking your time this afternoon. Take care. Bye-Bye.

Operator

This concludes today's conference. You may disconnect your lines at this time. Thank you very much for your participation and have a great day.